Exhibit 99.1

Expedia Announces eLong Transaction

BELLEVUE, Wash., May 22, 2015 /PRNewswire/ — Expedia, Inc. (NASDAQ: EXPE) today announced that Expedia has sold its 62.4% majority stake in eLong, Inc. (NASDAQ: LONG) to several purchasers based in China, including Ctrip.com International, Ltd. (NASDAQ: CTRP), Keystone Lodging Holdings Limited, Plateno Group Limited and Luxuriant Holdings Limited for a total purchase price of approximately $671 million.

In addition, Expedia and Ctrip have agreed to cooperate with each other to allow their respective customers to benefit from certain travel product offerings for specified geographic markets.

The transaction closed on May 22, 2015.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel agency with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with localized sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Travelocity®, a pioneer in online travel and a leading online travel agency in the US and Canada

•	Egencia®, a leading corporate travel management company

•	Venere.com™, an online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 51 countries

•	Wotif Group, a leading operator of travel brands in the Asia-Pacific region, including Wotif.com®, lastminute.com.au®, travel.com.au, Asia Web Direct®, LateStays.com and GoDo.com.au

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of 180 franchise locations across North America

•	CarRentals.com™, the premier car rental booking company on the web

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia® Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2015 Expedia, Inc. All rights reserved. CST: 2029030-50

Forward-looking Statements.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected benefits of the Expedia/Ctrip agreements. These statements are based on the expectations of Expedia and Ctrip management as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others, the ability of the parties to successfully implement the agreements, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc. and Ctrip.com International, Ltd.’s public filings with the Securities and Exchange Commission, including Expedia, Inc.’s most recent Annual Report on Form 10-K and Ctrip.com International, Ltd’s most recent Annual report on Form 20-F. Except as required by law, Expedia and Ctrip undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.